For Immediate Release
Citigroup, Inc. (NYSE: C)
April 13, 2007

CITI TO ACQUIRE OLD LANE PARTNERS, L.P.
Vikram Pandit to Be Named CEO of Citi Alternative Investments

Powerful Combination; Adds to CAI’s Base of World-Class Talent; Underscores Citi’s Commitment to Growth in Alternative Investments

NEW YORK - Citi and Old Lane Partners, L.P. announced today that they have reached a definitive agreement for Citi to acquire 100% of the outstanding partnership interests in Old Lane Partners, LP and Old Lane Partners, GP, LLC (“Old Lane”), the highly-regarded manager of a global, multi-strategy hedge fund and a private equity fund with total assets under management and private equity commitments of approximately $4.5 billion. Old Lane will operate as part of Citi Alternative Investments (CAI), Citi’s integrated alternative investments platform. The financial terms of the transaction are not being disclosed.

Founded by industry veterans Hari Aiyar, Jonathan Barton, John Havens, George James, Brian Leach, Vikram Pandit, and Guru Ramakrishnan, Old Lane has 16 Members and employs 120 proven professionals and staff in offices in New York, Radnor (PA), London, Mumbai, and Chennai (India). Following completion of the transaction, Mr. Pandit will become Chief Executive Officer of CAI, a Business Head, and a member of Citi’s Operating and Management Committees. Mr. Havens will serve as President of CAI and also join Citi’s Management Committee. Mr. Ramakrishnan, Co-CIO of Old Lane, will become President and Chief Executive Officer of Old Lane and a member of Citi’s Management Committee; George James, Co-CIO of Old Lane, will become Vice Chairman of CAI and will also join the Management Committee.

Charles Prince, Chairman and Chief Executive Officer of Citi, said: “This transaction is an investment as much as it is an acquisition. It is an investment in world-class talent at Old Lane; in a senior leadership team with a track record of building profitable businesses in institutional securities; and an investment in Vikram and John, each of whom has a clear record of achievement in cutting-edge financial services spanning more than 20 years, to lead CAI.

“Old Lane represents for us a unique opportunity to continue our growth in the highly competitive alternative investment area,” Mr. Prince continued. Old Lane fulfills CAI’s goal of enhancing its presence across all major asset classes for the benefit of its institutional investors, our Markets and Banking, Smith Barney, and Private Banking clients. The result will be a powerful combination of tremendous talent and a formidable platform, with $59 billion in assets, exciting growth potential and the ability to attract additional world-class talent.”

Robert E. Rubin, Director and Chairman of the Executive Committee, said:
“Vikram and his colleagues are world-class professionals of achievement who will bring enormous capabilities and experience to the talented team already in place at CAI. This combination will be of significant strategic importance and will create a robust organization of great value to our clients.”

Mr. Pandit said: “We are extremely impressed with the wealth of talent at CAI and Citi and the vision and commitment of Chuck to continue to build a significant presence in cutting-edge market segments. Partnering with Citi — one of the world’s largest and most well-respected financial services institutions — is a highly compelling opportunity and one that makes sense for both our clients and colleagues.”

Mr. Pandit continued, “Citi’s network, financial depth, intellectual capital and infrastructure resources should allow us to continue to capture premium returns for our investors across all strategies. As part of CAI, we look forward to leveraging those strengths, together with the tremendous platform we have already established at Old Lane, to deliver world class performance.”

The transaction, which is subject to customary regulatory reviews, is expected to close in the third quarter of this year. Subject to performance, it could be slightly dilutive to Citi’s earnings per share in the first year or two, due largely to accounting treatment, and accretive thereafter.

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Citi Alternative Investments is an alternative investment platform that manages a wide range of products across four asset classes, including private equity, hedge funds, real estate and structured products. CAI manages capital on behalf of Citi, as well as third-party institutional and high net worth investors. As of December 31, 2006, CAI had approximately
$49.2 billion of un-levered assets under management, ranking CAI among the world's largest alternative asset managers. CAI's goal is to enable its 14 investment centers to retain the entrepreneurial qualities required to capitalize on evolving opportunities, while benefiting from the intellectual, operational and financial resources of Citi.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Contacts:

Citi
Media:	Christina Pretto	(212) 559-9560
	Jon Diat	(212) 793-5462

Equity Investors:	Arthur Tildesley	(212) 559-2718

Fixed Income:	Maurice Raichelson	(212) 559-5091

Old Lane
Media Contact:	Kim Levy	(212) 687-8080
Sard Verbinnen & Co.